EXHIBIT 99.1

                       Kansas City, MO - September 5, 2002

Interstate Bakeries Corporation (NYSE:IBC), the nation's largest baker and distributor of fresh branded bread and sweet goods, today announced that James
R. Elsesser, a former Vice President and Chief Financial Officer for the Ralston Purina Company, has been named Chief Executive Officer for IBC effective October 1, 2002.

He will replace retiring CEO Charles A. Sullivan.

Mr. Sullivan had served as the Company's Chairman of the Board and CEO for the past 13 years. He will remain on the IBC Board as its Chairman.

Mr. Elsesser had served as Chief Financial Officer at Ralston Purina for 16 years and played a major role in the negotiations for the sale of Continental Baking Company to IBC in 1995. He joined the IBC Board of Directors immediately following the sale.

"Jim has met every criterion we had set in our search for our new chief executive officer," Mr. Sullivan said. "We have a strong operating team in place that has accomplished a lot in the past year. So the Board felt they wanted a good strategic leader to complement that operating team and move the Company to the next level. They also wanted someone who would continue to build shareholder value and Jim's track record at Ralston shows he knows how to do that."

The choice of Mr. Elsesser as CEO ended an extensive search by the Board for a successor to Mr. Sullivan. Early in 2002, the Board formed a search committee, which sought assistance from a national executive search firm. The committee considered a large number of highly qualified candidates, both within the Company and externally, before agreeing that Mr. Elsesser was the best and a logical choice.

Mr. Sullivan said that from an IBC shareholder perspective, the hiring made good sense.

"Jim has been an active Board member for the past seven years. He has a great understanding of our business and a good appreciation of what it takes to get things done. With Jim at the helm, we will continue to be the industry leader with a renewed focus on continued growth," he said.

Mr. Elsesser said he welcomed the new opportunity to take IBC "to the next level."

"In becoming familiar with IBC, its operations, its financial dealings and its corporate culture over the past few years, I knew that I wanted to become a part of what Chuck and the IBC team have built here in Kansas City," he said. "There always will be challenges, but we intend to maximize every opportunity the market will allow and continue to build a company that creates and increases shareholder value."

Mr. Elsesser graduated from the University of Illinois in 1966 with a Bachelor of Science degree in Industrial Administration and earned a Masters of Science degree in Management the following year. Beginning in 1967, he served four years as an engineering and intelligence officer in the U.S. Navy, receiving a Bronze Star with a combat "V" for service in Vietnam.

During this period, he served as Aide and Flag Lieutenant to the Commander of Naval Forces in Vietnam.

Mr. Elsesser launched his professional business career with General Mills in 1971. In 1984, he served as CFO for Carlson Companies Inc., a privately held company. The following year, he joined Ralston Purina as its Treasurer before being named CFO six months later. In 1991, he was named one of the nation's 10 best chief financial officers by Institutional Investor magazine.

Among his key responsibilities at Ralston Purina were mergers and acquisitions, and it was Mr. Elsesser who played an extensive role in the final sale of Continental Baking Company -- then the nation's largest commercial baker of bread and sweet goods -- to IBC.

He retired from Ralston Purina this year subsequent to its own merger with Nestle.

Interstate Bakeries Corporation is the largest baker and distributor of fresh baked bread and sweet goods in the U.S. under various brand names including Wonder, Hostess, Dolly Madison and Drake's. The Company, with 62 bakeries located in strategic markets from coast to coast, is headquartered in Kansas City, Missouri.

For more information, please contact:

Mark D. Dirkes
Senior Vice President of Corporate Marketing
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, MO 64111
(816) 502-4000